Exhibit 99.1

i2 Stockholders Approve Merger with JDA Software Group, Inc.

DALLAS – November 6, 2008 – i2 Technologies, Inc. (NASDAQ: ITWO) announced that its stockholders voted to approve the company’s proposed merger with JDA Software Group, Inc. (NASDAQ: JDAS) at a special meeting of stockholders here today. The number of shares voted in favor of the merger represented more than 80 percent of the total shares outstanding and entitled to vote at the meeting. More than 99 percent of the shares voted at the special meeting were cast in favor of the merger.

Following the stockholder meeting, i2 received a written proposal from JDA to amend the common share consideration in the merger agreement significantly below $14.86 per share. The i2 board of directors has reviewed JDA’s proposal and concluded that it is not in the best interest of i2’s stockholders to pursue it.

With the successful stockholder vote today, i2 has completed all of its conditions to closing the existing merger agreement and expects that JDA will fulfill its obligations under the agreement. Despite the approval by i2’s stockholders, there can be no assurance that the parties will be able to close the transaction stipulated by the merger agreement.

About i2

Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

Caution Required by Certain SEC Rules

On October 6, 2008, i2 filed and mailed a Definitive Proxy Statement and other relevant documents to those individuals and entities that are i2 stockholders as of the Record Date. The Definitive Proxy Statement contains important information about the proposed transaction and related matters. i2’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY i2 WITH THE SEC IN CONNECTION WITH i2’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. Copies of the Definitive Proxy Statement and other documents filed with the SEC are available at no charge at the SEC’s website at www.sec.gov. Free copies of the documents filed with the SEC are also available by going to i2’s corporate website at www.i2.com or by directing a request to i2 at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations or by telephone as listed below.

i2, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of i2 in connection with the transaction described herein. Information regarding the special interests of i2’s directors and executive officers are included in the Definitive Proxy Statement. Additional information regarding these directors and executive officers is also set forth in i2’s Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2008 and its Annual Report on Form 10-K filed with the SEC on March 17, 2008. These documents are available free of charge at the SEC’s website at www.sec.gov, i2’s corporate website at www.i2.com or by telephone as listed below.

For more information please contact:

i2 Corporate Communications Contact

Beth Elkin, Corporate Communications

beth_Elkin@i2.com

469-357-4225

or

i2 Investor Relations Contact

Tom Ward, Investor Relations

tom_Ward@i2.com

469-357-3854